UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2007

Accredited Home Lenders Holding Co.

(Exact name of Registrant as specified in its charter)

Delaware	001-32275	04-3669482
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15253 Avenue of Science, San Diego, CA 92128

(Address of principal executive offices) (Zip Code)

(858) 676-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Accredited Home Lenders Canada, Inc. Master Mortgage Purchase Agreement and Pool 2007-A Warehouse Loan Agreement

On June 28, 2007, Accredited Home Lenders Canada, Inc. (“AHL Canada”), entered into a Master Mortgage Purchase Agreement (the “Purchase Agreement”) with Computershare Trust Company of Canada (“Computershare”), in its capacity as trustee of Accredited Home Lenders Canada Trust III (the “Trust”). Accredited Home Lenders Holding Co. (the “Company”) guaranteed AHL Canada’s obligations under the Purchase Agreement. AHL Canada, Computershare and the Trust entered into a Pool 2007-A Warehouse Loan Agreement (the “Deutsche Bank Warehouse Loan Agreement” and, together with the Purchase Agreement, the “Agreements”) with Deutsche Bank AG, Canada Branch (“Deutsche Bank”). The Agreements set forth the terms for a warehouse finance facility under which Deutsche Bank will finance certain mortgage loans where the underlying security is located in Canada. The maximum amount under the Agreements is $150 million Canadian, of which the entire amount is committed.

Terms for the purchase of the mortgage loans under the Purchase Agreement consist of an advance rate at a specified percentage of the market value of the mortgage loans, and an interest rate of one month CDOR plus an applicable spread. The Purchase Agreement terminates on June 28, 2008.

The Agreements contain certain customary covenants and provisions including, without limitation, covenants relating to the prohibition of fundamental changes to AHL Canada, limitations on incurring additional material indebtedness and limitations on AHL Canada’s ability to encumber property, as well as financial covenants. AHL Canada is required to maintain minimum levels of net worth and to comply with an indebtedness to net worth ratio, and the Company is also obligated to maintain certain minimum levels of net worth and liquidity and to comply with an indebtedness to net worth ratio.

The Agreements provide for specified events of default, some of which provide for grace periods, including but not limited to the failure of AHL Canada or the Trust to make payments due under the Agreements, certain cross defaults involving other related contracts, an act of insolvency occurring with respect to AHL Canada or the Company, certain of the material representations or warranties made by AHL Canada and the Company in the Agreements proving to be incorrect, failure to comply with certain covenants or conditions, including financial covenants, material adverse changes to the business, financial condition or operations of AHL Canada or the Trust or a change in control of AHL Canada.

If an event of default exists under the Agreements, Deutsche Bank has the right to accelerate payments due under the Warehouse Agreement, as well as exercise the other rights and remedies set forth in the Agreements.

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The Agreements have been entered into to replace the existing warehouse financing arrangement to fund Canadian mortgage loans with Merrill Lynch Capital Canada, Inc., which is currently set to expire on July 13, 2007.

Amendment No. 2 to Wachovia Master Repurchase Agreement

As previously disclosed in current reports on Form 8-K filed on April 5, 2007 and May 4, 2007, (the “Original 8-Ks”), on March 30, 2007, Accredited Home Lenders, Inc. (“AHL”) and Accredited Mortgage Loan REIT Trust (“REIT”), an indirect subsidiary of Accredited Home Lenders Holding Co. (the “Company”), entered into a Master Repurchase Agreement (the “Wachovia Master Repurchase Agreement”) with Wachovia Bank, N.A. (“Wachovia”) and the Company guaranteed AHL’s and REIT’s obligations under the Wachovia Master Repurchase Agreement pursuant to a Guaranty. The Wachovia Master Repurchase Agreement set forth the terms for a repurchase facility under which AHL and REIT may sell and Wachovia must purchase certain mortgage loans, all as further described in the Original 8-Ks.

On July 5, 2007, AHL and REIT entered into an Amendment 2007-2 to the Wachovia Master Repurchase Agreement (the “Amendment”). Pursuant to the Amendment, the maximum amount under the Wachovia facility will be increased from $750 million to $1 billion to be effective July 25, 2007, at which time the entire $1 billion will be committed.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.

Date: July 5, 2007	By:	/s/ James A. Konrath
James A. Konrath Chairman of the Board and Chief Executive Officer

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